EXHIBIT 1

Joint Filer Agreement

This Joint Filer Agreement relates to the Schedule 13D, as amended, filed on behalf of the Section 13D “group” consisting of Scott Galloway, R. Ian Chaplin, Martin McClanan, Michael L. Meyer (the “Original Members”) and the undersignedshares of common stock, par value $0.01, of RedEnvelope, Inc. beneficially owned by the undersigned.  The undersigned are members of the Section 13 “group” that file   and any future amendments thereto executed by each or any of us shall be jointly filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date:	May 27, 2005

Firebrand Partners, LLC		Glenhill Capital LP

		By:	GJK Capital Management, LLC, its General Partner
/s/ Scott Galloway
Scott Galloway, Manager			By: Krevlin Advisors, LLC, its Managing Member

/s/ Glenn J. Krevlin			/s/ Glenn J. Krevlin
Glenn J. Krevlin		Glenn J. Krevlin, Managing Member

Krevlin Advisors, LLC		Glenhill Capital Overseas GP, Ltd.

/s/ Glenn J. Krevlin			/s/ Glenn J. Krevlin
Glenn J. Krevlin, Managing Member		Glenn J. Krevlin, Director

GJK Capital Management, LLC		Glenhill Overseas Master Fund, L.P.

/s/ Glenn J. Krevlin		By:	Glenhill Capital Overseas GP, Ltd., its General Partner
Glenn J. Krevlin, Managing Member

/s/ Glenn J. Krevlin
Glenn J. Krevlin, Director